                                                                    Exhibit 7(D)





                              OMNISKY CORPORATION

                         REGISTRATION RIGHTS AGREEMENT


                                 JUNE 4, 2001

REGISTRATION RIGHTS AGREEMENT...............................  1

1.   Certain Definitions....................................  1
     -------------------

2.   Restrictions on Transferability........................  2
     -------------------------------

3.   Restrictive Legend.....................................  2
     ------------------

4.   Notice of Proposed Transfers...........................  3
     ----------------------------

5.   Requested Registration.................................  4
     ----------------------

6.   Company Registration...................................  6
     --------------------

7.   Expenses of Registration...............................  7
     ------------------------

8.   Registration Procedures................................  7
     -----------------------

9.   Registration on Form S-2 or S-3........................  8
     -------------------------------

10.  Termination of Registration Rights.....................  8
     ----------------------------------

11.  Indemnification........................................  8
     ---------------

12.  Information by Holder.................................. 10
     ---------------------

13.  Rule 144 Reporting..................................... 10
     ------------------

14.  Transfer of Registration Rights........................ 10
     -------------------------------

15.  Subsequent Grant of Registration Rights................ 11
     ---------------------------------------

16.  Governing Law.......................................... 11
     -------------

17.  Entire Agreement....................................... 11
     ----------------

18.  Notices, etc........................................... 11
     ------------

19.  Counterparts........................................... 12
     ------------

20.  Amendment.............................................. 12
     ---------

                         REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement (this "Agreement") is made as of June 4, 2001 by and between OmniSky Corporation, a Delaware corporation (the "Company"), and Omni Holdings, Inc., a Delaware corporation (the "Shareholder").



                                   RECITALS
                                   --------

     A. The Company and the Shareholder are parties to an Exchange Agreement, dated as of the date hereof (the "Exchange Agreement").

     B. Pursuant to the Exchange Agreement, the Shareholder has agreed to exchange its 50% membership interest in OmniSky International, LLC, in exchange for (i) the number of shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), determined in accordance with the terms of the Exchange Agreement, and (ii) a warrant to purchase shares of the Company's Common Stock (the "Warrant").

     C. The obligation of the Shareholder to acquire the Common Stock is conditioned upon, among other things, the execution and delivery by the Company of this Agreement.

                                   AGREEMENT
                                   ---------

     1.  Certain Definitions. As used in this Agreement, the following terms
         -------------------
shall have the following respective meanings:

     "AOL Registrable Securities" shall mean the shares of the Common Stock purchased by America Online, Inc. ("AOL") pursuant to the Common Stock Purchase Agreement, dated as of August 31, 2001, by and between the Company and AOL.

     "Commission" shall mean the Securities and Exchange Commission or any successor agency.

     "Existing Registrable Securities" shall mean the shares of the Company referred to as Registrable Securities in the Amended and Restated Investors' Rights Agreement, dated April 24, 2000, by and between the Company and the persons listed on the Schedule of Holders attached thereto.

     "Holder" shall mean the Shareholder or any assignee or transferee of Registrable Securities in accordance with Section 14 hereof.

     "Pari Passu Registrable Securities" shall mean the shares of the Company, other than the Existing Registrable Securities, which have registration rights.

     "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 3 hereof (or any similar legend).

     "Registrable Securities" shall mean (i) shares of the Company's Common Stock issued pursuant to the Exchange Agreement; (ii) shares of the Company's Common Stock issuable or issued upon exercise of the Warrant; and (iii) shares of the Company's Common Stock or other securities issued or issuable in respect of the shares described in clauses (i) and (ii) upon any stock split, stock dividend, recapitalization, or similar event; provided, however, that any shares
                                              --------  -------
described in clauses (i) and (ii) above which have been resold to the public and are no longer Restricted Securities shall cease to be Registrable Securities upon such resale.

     The terms "Register," "Registered" and "Registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

     "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 5, 6, 8 and 9 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration and the legal expenses of one counsel to the selling Holders.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

     2.  Restrictions on Transferability. The Restricted Securities shall not
         -------------------------------
be transferable except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Holder of Restricted Securities will cause any proposed transferee of the Restricted Securities held by such Holder, other than a transferee acquiring such securities in connection with a registered offering covering such disposition, to agree to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Agreement.

     3.  Restrictive Legend. Each certificate representing shares of the
         ------------------
Company's Common Stock, including those received upon exercise of the Warrant, any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable securities laws):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE

     ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION."

     The Holder consents to the Company's making a notation on its records and giving instructions to any transfer agent of the Common Stock in order to implement the restrictions on transfer established in this Section 3. The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel at such Holder's expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

     4.  Notice of Proposed Transfers. The Holder of each certificate
         ----------------------------
representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed conveyance, sale or transfer (a "Transfer") of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Holder shall give written notice to the Company of the Holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall, if the Company reasonably requests, be accompanied (except in transactions in compliance with Rule 144 as determined by the Company's counsel) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "No Action" letter from the Commission to the effect that the specific Transfer in question of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that no opinion or "No Action"
                           --------  -------
letter need be obtained with respect to a transfer to (A) a partner or member, active or retired, of a Holder of Restricted Securities, (B) the estate of any Holder of Registrable Securities, (C) an "affiliate" of a Holder of Restricted Securities as that term is defined in Rule 405 promulgated by the Commission under the Securities Act, (D) if to a corporation, to its stockholders, (E) if to a limited liability company, to its members or former members or (F) the spouse, children, grandchildren or spouse of such children or grandchildren of any Holder or to trusts for the benefit of any Holder or such persons, if the transferee agrees to be subject to the terms hereof. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if the transferee provides an opinion of counsel as provided in Section 3 or in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

     5.  Requested Registration.
         ----------------------

         (a)  Request for Registration. If, at any time, the Company shall
              ------------------------
receive from any Holder or group of Holders holding at least 1,500,000 shares of Registrable Securities then outstanding (the "Initiating Holders") a written request that the Company effect any registration where the anticipated gross proceeds from the sale of the shares of Registrable Securities being registered exceeds $10 million, the Company will:

          (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

          (ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company;
provided, however, that the Company shall not be obligated to take any action to
--------  -------
effect any such registration pursuant to this Section 5:

                (A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                (B) after the Company has effected two such registrations pursuant to this Section 5(a), such registrations have been declared or ordered effective and the securities offered pursuant to such registration have been sold;

                (C) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date 120 days immediately following the effective date of, any Company-initiated registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that, the Company is actively employing in good
                        --------
faith all reasonable efforts to cause such registration statement to become effective; or

                (D)   as set forth in Section 10 hereof.

Subject to the foregoing clauses (A), (B), (C) and (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. If, however, the Company shall furnish to the
Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in
--------  -------
any twelve-month period.

          (b)  Underwriting. If the Initiating Holders intend to distribute the
               ------------
Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
Section 5(a) and the Company shall include such information in the written notice referred to in Section 5(a). The right of any Holder to registration pursuant to Section 5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities to be registered in the underwriting to the extent requested (unless otherwise mutually agreed by a majority in interest of the Holders) and to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, subject to the provisions of Section 5(a), the Company shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting inclusion in the registration as follows:
(A) all securities proposed to be offered by the Company for its own account or for the account of holders of securities other than Registrable Securities, Existing Registrable Securities or AOL Registrable Securities shall be excluded before any Registrable Securities, Existing Registrable Securities or AOL Registrable Securities are excluded; and (B) if, after all securities other than Registrable Securities, Existing Registrable Securities and AOL Registrable Securities have been excluded, additional limitations are required, then the number of Registrable Securities, Existing Registrable Securities and AOL Registrable Securities, if any, included in the registration shall be allocated among all Holders and all holders of Existing Registrable Securities and AOL Registrable Securities requesting inclusion thereof in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities, Existing Registrable Securities and AOL Registrable Securities proposed to be registered by such Holders or holders at the time of filing the registration statement subject to the right of the holders of the Existing Registrable Securities under the Investor Rights Agreement, dated April 24, 2000, between the Company and the holders of Existing Registrable Securities to have a minimum number of shares included in such registration. No Registrable Securities excluded from the underwriting by reason of the managing underwriter's marketing limitation shall be included in such registration.

     If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if by the withdrawal of such Registrable
              --------  -------
Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 5(b). If the registration does not become effective due to the withdrawal of Registrable Securities at the behest of the Holder(s) of such Registrable Securities and the withdrawal of the registration is not at the request or on the advice of the Company or the underwriter nor is the result of a material adverse change in the Company's business, financial condition, results of operations or prospects since the date of the written request of the Initiating Holders pursuant to this Section 5, then either (1) the Holders requesting registration shall reimburse the Company for expenses incurred in complying with the request or (2) if the Holders fail to make such reimbursement, the aborted registration shall be treated as effected for purposes of Section 5(a)(B).

     6.  Company Registration.
         --------------------

         (a) Notice of Registration. If the Company at any time shall
             ----------------------
determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than (i) a registration pursuant to Section 5 or 9,
(ii) a registration relating solely to employee benefit plans or (iii) a registration relating solely to a Rule 145 transaction, the Company will:

             (i)   promptly give to each Holder written notice thereof; and

             (ii) (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, mailed by any Holder or Holders within 20 days after receipt of such written notice from the Company. Notwithstanding the foregoing, the Company may limit, to the extent so advised by the underwriters as a result of market conditions, the amount of Registrable Securities, Existing Registrable Securities, and Pari Passu Registrable Securities (collectively, the "Participating Holders") to be included in the registration by the Participating Holders as follows: (i) not less than 25% of the total number of securities included in the offering for the account of the holders of Existing Registrable Securities and (ii) if, after all securities described in clause (i) have been included and the managing underwriter advises that additional shares may be registered, then the number of shares to be included in the registration shall be allocated to the holders of Registrable Securities and Pari Passu Registrable Securities, in proportion, as nearly as practicable, to the respective amounts of stock requested to be registered at the time the Company provided notice of its intent to file the registration statement to the holders of Registrable Securities and Pari Passu Registrable Securities. The written request of a Holder may specify that all or a part of such Holder's Registrable Securities shall be included in such registration.

          (b)  Allocation of Registrable Securities.  In all registered public
               ------------------------------------
offerings, whether underwritten or not, the amount of Registrable Securities of Holders which are included in such registration, in accordance with the limitations set forth in Section 6(a)(ii) above, shall be allocated to the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities proposed to be registered by each of such Holders as of the date of the notice given pursuant to this Section.

     7.  Expenses of Registration. All Registration Expenses incurred in
         ------------------------
connection with any registration, qualification or compliance pursuant to Sections 5, 6, 8 and 9 shall be borne by the Company. All Selling Expenses relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

     8.  Registration Procedures. In the case of each registration,
         -----------------------
qualification or compliance effected by the Company pursuant to this Agreement the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

         (a) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 120 days or until the distribution described in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period
--------  -------
of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of securities of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-2 or Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

         (b) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders or underwriters may reasonably request in order to facilitate the public offering of such securities;

         (c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement or to applicable anti-fraud provisions;

         (d) use its best efforts to register and qualify the securities covered by such registration statement under such other applicable securities or blue sky laws; provided that the Company shall not be required in connection
               --------
therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

         (e) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

          (f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

          (g) enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Registrable Securities; and

          (h) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of circumstances then existing.

     9.   Registration on Form S-2 or S-3. In addition to the rights set forth
          -------------------------------
above, if the Holder(s) holding at least 10% of the Registrable Securities request in writing that the Company file a registration statement on Form S-2 or S-3 (or any successors thereto) ("Follow-On Registrations") for a public offering of shares of Registrable Securities the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and the Company is entitled to use Form S-2 or S-3 to register securities for such an offering, the Company shall use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act). The Company will promptly give written notice of the request for the proposed registration to all other Holders and include all Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 30 days after receipt of such written notice from the Company. The written request of a Holder may specify that all or part of such Holder's Registrable Securities will be included in such registration. If the Follow-On Registration is for an underwritten offering, the provisions of Section 5(b) shall apply to such registration. Notwithstanding the foregoing, the Company shall not be required to effect more than one follow-on Registration in any 12-month period.

     10.  Termination of Registration Rights. The registration rights granted
          ----------------------------------
pursuant to this Agreement shall terminate as to any Holder, at the earlier of
(i) five years after the Company's initial public offering and (ii) such time as such Holder is able to sell all Registrable Securities held, in one three-month period, pursuant to Rule 144 promulgated under the Securities Act.

     11.  Indemnification.
          ---------------

          (a) The Company will indemnify each Holder, each of its officers, directors and partners, members, legal counsel, accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, partners and members and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the
        --------
extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such
                              --------  -------
Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder; and provided further
                                                               -------- ------
that the obligations of each such Holder hereunder shall be limited to an amount equal to the net proceeds after expenses and commissions to such Holder from Registrable Securities sold in such offering.

          (c) Each party entitled to indemnification under this Section 11 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying
                                --------
Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld and which shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and the Indemnified Party may participate in such defense at such party's expense; and provided further that the failure of any Indemnified Party
                     -------- -------
to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     12.  Information by Holder. The Holder or Holders of Registrable Securities
          --------------------
included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

     13.  Rule 144 Reporting. With a view to making available the benefits of
          ------------------
certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

          (a) make and keep adequate current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at any time after it has become subject to such reporting requirements; and

          (c) so long as any of the Holders owns Restricted Securities, furnish to Holders of Registrable Securities forthwith upon written request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder of Restricted Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

     14.  Transfer of Registration Rights. The right to cause the Company to
          -------------------------------
register securities granted hereunder may be assigned by a Holder to a transferee or assignee who acquires the lesser of (i) all of such Holder's Registrable Securities or (ii) 50,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends and the like); provided that the
                                                          --------
Company is given written notice of such assignment at the time of or within a reasonable time after said transfer or assignment, and the transferee agrees in writing to be bound by the provisions of this Agreement regarding the right to register securities. Notwithstanding the foregoing, the rights to cause the Company to register securities may be freely assigned (a) to any constituent partner or retired partner of a Holder, where such Holder is a partnership, (b) to any affiliate (as that term is defined in Rule 405 promulgated by the Commission under the Securities Act) of a Holder, (c) to any officer, director, principal shareholder or member thereof, where such Holder is a corporation or a limited liability company, or (d) to the spouse, children, grandchildren or spouse of such children or grandchildren of any Holder or to trusts for the benefit of any Holder or such persons where the Holder is a natural person, provided that written notice thereof is promptly given to the Company and that the transferee agrees to be bound by the provisions of this Agreement.

     15.  Subsequent Grant of Registration Rights. The Company shall not grant
          ---------------------------------------
rights to have securities other than the Registrable Securities registered under the Securities Act that are more favorable to the registration rights granted herein without the written consent of the holders of a majority of the Registrable Securities.

     16.  Governing Law. This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of New York, without regard to conflicts of laws.

     17.  Entire Agreement. This Agreement constitutes the full and entire
          ----------------
understanding and agreement between the parties regarding the rights provided herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     18.  Notices, etc.  Any notice, demand, request, consent, approval,
          ------------
declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person, by telecopy, by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               (i)  If to Holdings, to:

                    Omni Holdings, Inc.
                    c/o The News Corporation Limited
                    1211 Avenue of the Americas
                    New York, New York 10036
                    Attention: Arthur M. Siskind, Esq.,
                    Telecopy: (212) 768-2029
                    with a copy to:

                    Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                    551 Fifth Avenue
                    New York, New York 10176
                    Attention: Ira S. Sheinfeld, Esq.
                    Telecopy: (212) 697-6686

              (ii)  If to OmniSky, to:

                    OmniSky Corporation
                    One Market Street
                    Steuart Tower, Suite 600
                    San Francisco, California 94105
                    Attention: Scott M. Wornow, Esq.
                    Telecopy: (415) 495-8158

                    with a copy to:

                    Sullivan & Cromwell
                    1870 Embarcadero Road
                    Palo Alto, California 94303
                    Attention: Scott D. Miller, Esq.
                    Telecopy: (650) 461-5700

and (iii), if to any other holder of any Registrable Securities, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such securities who has so furnished an address to the Company, or to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or telecopied (unless telecopied on a day which is not a Business Day, in which case delivery shall be deemed to have been given the next Business
Day), the next Business Day after deposit with an overnight courier service and three Business Days after deposit in the United States mail if sent by United States mail.

     19.  Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     20.  Amendment. Any provision of this Agreement may be amended, waived or
          ---------
modified only upon the written consent of (i) the Company, and (ii) the holders of a majority of the Registrable Securities. Any amendment or modification effected in accordance with this Section shall be binding upon each Holder of Registrable Securities and the Company. Any Holder may waive any of his or her rights or the Company's obligations hereunder with respect to such Holder without obtaining the consent of any other person only by a writing signed by such Holder. Any amendment, waiver or modification not effected in accordance with this Section shall be void.















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                                      -13-

     IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first set forth above.

                                    OMNISKY CORPORATION


                                    By:   /s/ Lawrence S. Winkler
                                       -----------------------------------
                                       Name:  Lawrence S. Winkler
                                       Title: Chief Financial Officer



                                    OMNI HOLDINGS, INC.


                                    By:         /s/ Lon Jacobs
                                       ------------------------------
                                       Name:  Lon Jacobs
                                       Title: Senior Vice President

                                      -14-